Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, of our auditor’s report dated May 10, 2019 (December 1, 2020 as to the effects of the reverse stock split discussed in Note 1) with respect to the consolidated financial statements of Hydrofarm Holdings Group, Inc. (the “Company”) for the year ended December 31, 2018, incorporated by reference in the Registration Statement (No. 333-255510), as amended (the “Prior Registration Statement”).

We also consent to the reference to us under the caption “Experts” in such Prior Registration Statement.

Chartered Professional Accountants

Licensed Public Accountants

April 28, 2021

Toronto, Canada